Exhibit 99.01
News Release
General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	January 25, 2010

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza
Chief Executive Officer
Phone: (630) 954-0403  Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Reports First Quarter Results

General Employment Enterprises, Inc. (NYSE Amex: JOB) reported consolidated net revenues for the quarter ended December  31, 2009 of $1,972,000, which were down 32% compared with consolidated net revenues of $2,887,000 reported for the same period last year.  It was the first quarter of the Company’s 2010 fiscal year.  Contract service revenues for the quarter were $1,402,000 down 9% from the same period last year. Placement service revenues of $570,000 decreased 58% from last year.

The Company had a net loss of $589,000 or $.04 per share, in the first quarter of this year, compared with a net loss of $776,000, or $.15 per share, in the first quarter last year.  For purposes of calculating the per-share amounts, the number of average common shares outstanding was 13,380,000 in the current quarter, compared with 5,165,000 in the prior-year quarter.

Commenting on the Company's performance, Salvatore J. Zizza, CEO said, “The quarter continued to be a challenging environment for the Company.  But despite the decline in consolidated net revenues, we were able to narrow the quarterly net loss by 24%.  This improvement in the bottom line was made possible by the corporate restructuring that occurred during mid-2009, which resulted in a 39% reduction in selling, general and administrative expenses for the quarter.”

Mr. Zizza continued, “I am optimistic that the U.S. economic recession may have come to an end, because the economy grew at a 2.2% pace in the September quarter, and I believe that the national unemployment rate of 10.0% in December 2009 may have bottomed out.  With continued improvement in the economy, the Company’s business should begin to improve as well.”

Business Information

General Employment provides professional staffing services, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share)

	Three Months
	Ended December 31
	2009	2008
Net revenues:
Contract services	$1,402	$1,545
Placement services	570	1,342

Net revenues	1,972	2,887
Cost of contract services	996	1,036
Selling, general and administrative expenses	1,547	2,556

Loss from operations	(571)	(705)
Investment loss	(18)	(71)

Net loss (1)	$(589)	$(776)

Average number of shares - basic and diluted	13,380	5,165

Net loss per share - basic and diluted	$(.04)	$(.15)

(1)	There were no credits of income taxes as a result of the pretax losses during the periods, because there was not sufficient assurance that future tax benefits would be realized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
(In Thousands)

	December 31	September 30
	2009	2009
Assets:
Cash and cash equivalents	$2,247	$2,810
Other current assets	1,012	1,287

Total current assets	3,259	4,097
Property and equipment, net	520	570

Total assets	$3,779	$4,667

Liabilities and shareholders' equity:
Current liabilities	$1,221	$1,488
Long-term obligations	540	575
Shareholders' equity	2,018	2,604

Total liabilities and shareholders' equity	$3,779	$4,667